Exhibit 77(E)(4)
                    FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT
                                ING MUTUAL FUNDS

         This First Amendment, effective as of July 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 1st day of September, 2000, as amended, between ING Investments, LLC, (formerly known as Pilgrim Investments, Inc.) an Arizona limited liability company (the "Manager") and Nicholas-Applegate Capital Management, a California limited partnership (the "Sub-Adviser") with regards to ING International SmallCap Growth Fund, a Series of ING Mutual Funds.

                                   WITNESSETH

         WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 2 of the Agreement is hereby amended by the addition of the following subsection (e):

         (e) The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

         The Sub-Adviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

         2. Section (b) of Annex I is hereby deleted in its entirety.

         3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

                                       -1-
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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                        ING INVESTMENTS, LLC

                        By:     /s/ Michael J. Roland
                                ----------------------------------------
                                Michael J. Roland
                                Executive Vice President


                        NICHOLAS-APPLEGATE CAPITAL MANAGEMENT


                        By:     /s/Charles H. Field
                                ----------------------------------------
                                Name:  Charles H. Field
                                       ----------------------------------
                                Title: Deputy General Counsel
                                       ----------------------------------